Exhibit 10.45

MODIFICATION OF AGREEMENT OF LEASE

THIS MODIFICATION OF AGREEMENT OF LEASE, made as of this 15th day of October, 2005, by and between CONJOE REALTY INC., having its principal place of business located at c/o Robert Papandrea 54 Dock Watch Hollow, Warren, New Jersey 07059 (hereinafter referred to as “Landlord”) and THE TOWN BANK, having its principal place of business at 520 South Ave., Westfield, New Jersey 07091 (hereinafter referred to as “Tenant”).

WITNESSETH

WHEREAS, the Landlord and Ronald Fregerio, as agent for Tenant (shown in the Lease as the The Town Bank of Westfield and now known as The Town Bank), entered into an Office Lease Agreement dated September 17, 1997 (the “Lease”) with respect to the Premises described in said Lease located on Landlord’s real property designated as Lot 20, Block 510 on the tax map of the Town of Westfield, New Jersey and commonly known as 520 South Avenue, Westfield, New Jersey; and

WHEREAS, the Tenant presently occupies the Premises as a holdover tenant, having failed to timely exercise an option to renew the lease; and

WHEREAS, Tenant has, during the holdover term, paid Landlord rent of $5,833.00 per month plus the real estate taxes attributable to the premises; and

WHEREAS, the parties wish to reinstate the Lease, as amended and modified herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties reinstate, amend and modify the Lease as follows:

1. Capitalized Terms which would not otherwise be capitalized hereunder shall have the same meaning ascribed to them under this Modification of Agreement of Lease as they do under the Lease. Whenever reference is made to “Tenant/Purchaser” under the Lease, that reference will now be limited to the term “Tenant” under the Lease. Whenever reference is made to “Landlord/Seller” under the Lease, that reference shall be limited to “Landlord” under the Lease.

2. Section 5 of the Lease is modified to read as follows:

“The Lease term shall be ten (10) years beginning on October 15, 2005 and ending at 6:00 p.m. on October 14, 2015.

3. Section 6 of the Lease is omitted.

4. Section 7 of the Lease is modified to read as follows:

“Rent during the Term shall be EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000.00), payable in monthly installments, without setoff or deduction of any kind whatsoever, in lawful money of the United States of America, the office of Landlord or at such other place as maybe hereinafter designated by Landlord as follows:

(a)	The first sixty (60) monthly installments of rent shall be payable in the amount of $6,667.00 each, commencing on October 15, 2005 and continuing on the fifteenth (15th) day of each month thereafter to and including September 15, 2010.

(b)	The next sixty (60) monthly installments of rent shall be payable in the amount of $7,500.00 each, commencing on October 15, 2010 and continuing on the fifteenth (15th) day of each month thereafter to and including September 15, 2015.

5. Sections 8, 9 and 10 of the Lease are hereby omitted, it being understood and agreed by the parties that there are no options to extend the term of the Lease beyond the term set forth above.

6. All of the charges and expenses payable by the Tenant under the Lease shall be continued to be paid, including but not limited to taxes, utilities and repairs, maintenance and replacements of the Premises as provided in the Lease.

7. Section 18 of the Lease is omitted and the following is inserted in its place:

(a)	Tenant at its own cost and expense, throughout the term of this Lease, for its own benefit and for the benefit of Landlord as an additional named insured thereunder, shall maintain (or reimburse Landlord for maintaining, if such be the case) general public liability insurance against claims for personal injury, death, or property damage occurring upon, in or about the Premises, the Building, or in or about the adjoining streets, sidewalks, parking areas and passageways, such insurance to afford protection to the limit of not less than Two Million ($2,000,000.00) Dollars on a per occurrence/annual aggregate basis. Such policy shall name Landlord as an additional insured and shall be primary and non-contributing with any other insurance carried by Landlord.

(b)	In addition to the insurance required to be carried by Tenant pursuant to Subparagraph (a) of this Section, Tenant shall provide at its own cost and expense, and keep in force during the term of this Lease, fire and casualty insurance with broad form extended coverage, including, but not limited to coverage for vandalism and malicious mischief, windstorm flood, hail, explosion, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance, and casualty rent insurance, in the amount of the full replacement cost, from time to time, with respect to the building and improvements on the Premises (including Tenant’s leasehold improvements). Casualty rent insurance shall be in the amount of one year’s rental for the Premises. Such policy shall also name Landlord as the insured and shall be primary and non-contributing with any other insurance carried by Landlord. Tenant shall insure its own equipment and inventory located in the Premises, and shall secure Worker’s Compensation insurance in accordance with the requirements of the State of New Jersey.

(c)	In the event that Tenant fails to provide any insurance policy or coverage as required or provided for in this Section, Landlord shall have the right to procure such policy or coverage. If Landlord elects to obtain the same, Tenant shall immediately upon demand reimburse Landlord for the cost thereof required to be paid by Tenant, and shall thereafter pay to Landlord in equal monthly installments in advance together with regularly accruing installments of Fixed Rent, one-twelfth (1/12) of the estimated annual cost of the premium(s) for such insurance coverage required to be paid by Tenant, which sums shall be payable by Tenant to Landlord as additional rent. The monthly sums required to be paid by Tenant to Landlord shall thereafter be employed by Landlord as a fund to replace such insurance policies as same expire.

(d)	All policies of insurance obtained by Tenant with respect to the Premises and its use and occupancy thereof and all policies of insurance required by this Lease shall be written by reputable companies authorized to do business in New Jersey and shall be acceptable to Landlord and to Landlord’s mortgagee, if any. Such policies shall, if same are procured by Tenant, be delivered to Landlord and endorsed “premium paid” by the company or agency issuing the same or shall be accompanied by other evidence satisfactory to Landlord that the premiums thereon have been paid not less than thirty (30) days prior to the expiration of any then current policy. All policies obtained by Tenant shall provide that none of same shall be cancelable unless Landlord shall have received at least thirty (30) days prior written notice of such cancellation. It is the intention of the parties that Landlord shall at all times during the term of this Lease be in possession of paid up policies of insurance which are in full force and effect.

(e)	Neither Landlord, its servants, agents or employees, nor any mortgagee of the Premises shall be liable or responsible for, and Tenant hereby releases Landlord, its servants, agents or employees and any such mortgagee of the Premises from, all liability and responsibility to Tenant and any person claiming by, through or under Tenant, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Premises or to Tenant’s business irrespective of the cause of such injury, loss or damage, and Tenant shall require its insurers to include in all of Tenant’s insurance policies which could give rise to a right of subrogation against Landlord, its servants, agents or employees, or any mortgagee of the Premises a clause whereby the insurer permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy. If such waiver of subrogation shall not be, or shall cease to be, obtainable without additional charge or at all, the Tenant shall so notify Landlord promptly after learning thereof. In such case, if the Landlord shall so elect and shall pay the insurer’s additional charge therefor, such clause permitting the waiver of subrogation shall be included in the policy.

8. Section 20 of the Lease is omitted and the following is inserted in its place:

(a)	In case of any damage to the Premises by fire or other casualty occurring during the term of this Lease or previous thereto, which renders the Premises wholly untenable so that the same cannot be repaired within one hundred twenty (120) days from the happening of such damage, then the term hereby created shall, at the option of either party, terminate from the date of such damage. In the event either party elects to terminate the Lease for any reason which is due to the inability to restore the same within the one hundred twenty (120) day period, the terminating party shall so notify the other party within thirty (30) days of the happening of the fire or casualty, and in such event the Tenant shall immediately surrender the Premises and shall pay rent only to the time of such damage and the Landlord may re-enter and repossess the Premises free and clear of any rights of Tenant under this Lease. In the event the Landlord can restore the Premises within one hundred twenty (120) days, it shall so notify Tenant within thirty (30) days after the happening of the fire or casualty and the Lease shall remain in full force and effect during the period of Landlord’s restoration, except that rent shall abate while the repairs and restoration are being made (unless Tenant fails to provide Landlord with the loss of rents insurance required in Section 18 of the Lease as modified herein), but the rent shall recommence upon restoration of the Premises and occupancy of the same by Tenant, but in no event later than thirty (30) days after delivery of the Premises by Landlord to Tenant after restoration thereof. Landlord agrees that it will undertake reconstruction and restoration of the damaged Premises with due diligence and reasonable speed and dispatch. Landlord’s architect shall make the determination, in the exercise of his or her professional opinion whether the Premises can be restored within said one hundred twenty (120) day period and said determination shall be binding upon the parties hereto.

(b)	If the Premises shall be damaged, but the damage is repairable in estimation of Landlord’s architect as aforesaid, within one hundred twenty (120) days, Landlord agrees to repair the same with reasonable promptness. In such event, the rent accrued and accruing shall not abate, except for that portion of the Premises that has been rendered untenable and as to that portion the rent shall abate based on equitable adjustments as reasonably determined by Landlord in its sole discretion. If any damage to the Premises is not repairable in the estimation of Landlord’s architect within one hundred twenty (120) days, or if the cost to repair same shall exceed twenty-five percent (25%) of the replacement cost of the building on the Premises, Landlord may at its option terminate this Lease upon serving written notice of such election upon Tenant. Notwithstanding anything in this Lease to the contrary, Landlord shall have the option of terminating this Lease, and shall not be required to repair any damage caused by any fire or other casualty, if said fire or other casualty occurs during the last two years of the term hereof.

(c)	In connection with Landlord’s restoration, as hereinafter referred to, in determining what constitutes reasonable promptness, consideration shall be given to delays caused by acts of God, strikes, and other causes of Force Majeure beyond the Landlord’s control.

(d)	The Tenant shall immediately notify the Landlord in case of fire or other damage to the Premises.

(e)	Anything contained in the within Lease Agreement to the contrary notwithstanding, it is understood and agreed by and between the parties hereto that in no event shall Landlord be obligated to expend any funds in connection with any repair or restoration work in excess of the proceeds of insurance policy payments which are made available to Landlord by insurance carriers and by any mortgagee of the Premises. Landlord’s obligations in connection with such repair and/or restoration work shall and are hereby strictly limited to the replacement of the Premises and Landlord’s Improvements as demised by Landlord to Tenant as of the Commencement Date of the term hereof and in no event shall Landlord be obligated to replace, repair or restore any improvements to the Premises or alterations thereof installed therein by or on behalf of Tenant nor shall Landlord be obligated in any event whatsoever to replace, repair or restore Tenant’s leasehold improvements, personal property, furniture, fixtures, equipment or the like.

9. Section 21 of the Lease is omitted in its entirety and the following is inserted in its place:

(a)	This Lease and the term hereof shall terminate: (1) if the entire Premises shall be taken by condemnation or eminent domain; or (2) at the option of Tenant (exercisable by notice given to Landlord within thirty (30) days after the date after formal institution of the taking proceedings by the filing of a Complaint or Declaration of Taking) if a material part of the Premises shall be taken in any condemnation or eminent domain proceeding(s). A taking of a “material part of the Premises”, shall mean the condemnation or taking by eminent domain of so much of the Premises, in excess of 25% of the area thereof, as shall materially and adversely prevent Tenant from operating its business in the Premises for the purposes for which the Premises were leased to Tenant or for the purposes for which the Premises were being used at the date of such taking; or (3) at the option of Landlord (exercisable by notice given to Tenant within three (3) months after the date of taking), if more than 25% of the Lot or if more than 25% of the building shall be taken by condemnation or eminent domain.

(b)

Any termination of this Lease pursuant to the provisions of this Article shall be effective upon the date of transfer of possession in connection with the taking proceedings, and, upon such termination. Tenant shall be liable only for the payment of Rent, additional rent, impositions and other charges herein, pro-rated to the date of such termination, and Landlord shall refund any payment in excess thereof to Tenant. Tenant may, if permitted by law, make any independent application by separate proceedings apart from the proceeding in which Landlord shall be prosecuting its claim, to any condemning authority, for any award which might be independently payable to it in connection with Tenant’s moving expenses, business dislocation damages or for the taking of Tenant’s leasehold improvements, provided that no such application or any award rendered pursuant thereto shall operate to diminish any award which would otherwise be payable to Landlord. Tenant waives its right to and agrees that it shall not (i) make any claim in or with respect to any condemnation or eminent domain proceedings whatsoever or otherwise except as hereinabove specifically provided, or (ii) make any claim against Landlord in any other action for the value of the unexpired portion of this Lease or the term hereof. Except as above specifically provided, the total amount of all condemnation awards shall be the sole and exclusive property of the Landlord, and Tenant shall not participate therein or in the negotiation thereof or have any rights whatsoever with respect to the awards or the proceeds of any such proceedings.

(c)

In the event that any part of the Premises is taken in any condemnation or eminent domain proceedings and this Lease is not terminated pursuant to subparagraph (a) hereof, then this Lease shall remain in full force and effect as to such remaining portion, except that from and after the effective date of any such taking, Tenant shall be entitled to an equitable reduction in the Rent required to be paid hereunder in accordance with the value of the leasehold before and after any such condemnation, due regard being given to any reduction in square foot area of the Premises caused by such taking, the location of the areas which were taken in such proceedings, and the uses to which the Premises might reasonably be put subsequent to the date of such taking. If Landlord and Tenant do not agree on the amount of such reduced rent, the same shall be determined by arbitration as herein provided. Subject to the approval and consent of any then mortgagee of the Premises and the building and to the terms and conditions of any mortgage upon the Premises and the building and subject to the availability of the proceeds of any award for reconstruction and restoration and the agreement of any mortgagee to make such proceeds available, Landlord shall promptly reconstruct and restore the portion of the Premises remaining after such taking to a complete architectural unit. Except as set forth herein, any rebuilding or restoration by Landlord shall be strictly limited to the basic building structure as initially demised hereunder. In no event shall Landlord be obligated to expend any sums for such rebuilding or restoration in excess of the amount of money actually paid to and received by Landlord, net of all expenses, from any condemning authority and/or from any mortgagee of the Premises and the building to whom any such award may have been paid by such condemning authority. The payment of any award by any condemning authority to Landlord’s mortgagee and the application of such payment on account of Landlord’s mortgage shall not be deemed to constitute receipt or constructive receipt of payment by Landlord. All condemnation proceeds shall be subject to the requirements of any mortgagee of the Premises and the building that same be applied in reduction of such mortgage balance (in which event Landlord shall not be obligated to restore the Premises) and the remaining portion of any award, if any, not so applied shall at all times be available to Landlord for construction and restoration purposes and shall be the sole and exclusive property of Landlord. The balance of any such proceeds shall, after completion of restoration and reconstruction, be retained by Landlord.

Moneys paid “into Court” shall not be deemed to constitute payment of such award to Landlord until Landlord agrees to accept the same and until such moneys are physically delivered to Landlord by the condemning authority and by Landlord’s mortgagee, if any.

10. Section 22 of the Lease is modified by inserting the following at the end of the first grammatical paragraph thereof:

“In the event of any such assignment, Landlord shall have the right to increase the security deposit under the Lease so that the security deposit shall equal three times the monthly rent then payable under the Lease. In the event that this Lease shall be assigned or all or any of the portion of the Premises shall be sublet, then and in that event, one hundred (100%) percent of the net proceeds, avails and profits of any such assignment and/or sublease shall be paid by Tenant and shall constitute the sole and exclusive property of Landlord. In calculating the net proceeds, avails and profits of any sublease of less than the entire Premises hereof, the rentals payable pursuant hereto and the rentals payable pursuant to any such sublease shall be equitably allocated to the portion of the Premises so being sublet and the net proceeds, avails and profits shall be determined accordingly. In connection with any assignment of this Lease, the said net proceeds, avails and profits shall include any amounts paid to Tenant as the purchase price or other consideration for the transfer of any of Tenant’s trade fixtures, equipment or inventory in excess of the then reasonable fair market value thereof. Nothing herein shall be construed as relieving Tenant, in the event of an assignment of this Lease or a subletting of all or a portion of the Premises, of the primary liability to Landlord for the full and faithful performance of the covenants and agreements contained in this Lease.

11. Section 25 of the Lease is modified to provide that the notice to be given by the Landlord to the Tenant prior to execution by the Tenant of the certificate required thereunder shall be reduced from thirty (30) days to ten (10) days.

12.	Section 29 of the Lease is modified by adding the following at the end thereof:

“Any and all such sums expended by the Landlord pursuant to this Section shall bear interest at the “Default Rate” of interest specified Subsection 32.5 of the Lease.

13.	Section 32 of the Lease is modified by adding the following as Subsection 32.5 thereof:

“32.5 Default Rate of Interest. Without limiting Landlord’s rights and remedies under the preceding Sections of this Lease, if Tenant shall fail to make any payment, or perform any act on its part to be made or performed, as in this Lease provided, after expiration of the applicable notice and cure period, if any, Landlord may (but shall not be obligated to do so), without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, make any such payment or perform any such act on the part of Tenant to be made and performed, as in this Lease provided, in such manner and to such extent as Landlord may deem desirable, and in exercising any such rights Landlord may pay necessary and incidental and reasonable costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All delinquent Rent and additional rent, together with all sums so paid by Landlord and all necessary and incidental costs and expenses incurred by Landlord in connection with the performance of any such act by Landlord, together with interest computed thereon at the rate which shall be the lesser of (i) four (4%) percent per annum in excess of the prevailing prime rate of interest (“Prime”) charged by J.P. Morgan Chase & Co., to its most credit worthy customers, which interest rate is to be adjusted as Prime fluctuates from time to time, or (ii) the maximum legal rate of interest then prevailing, (which rate of interest is herein referred to as the “Default Rate”), from the date of the making of such expenditure by Landlord shall be deemed additional rent hereunder and, unless otherwise expressly provided, shall be payable to Landlord upon demand or at the option of Landlord, may be added to Rent or additional rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums, with interest at the Default Rate as aforesaid, within five (5) days after demand, and Landlord shall have, in addition to any other right or remedy, the same rights and remedies in the event of nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Rent.

14. Section 38 of the Lease is modified by omitting the last sentence thereof. Tenant shall not have the right to record a memorandum of this Lease and any such recording shall constitute a default hereunder.

15. Section 39 of the Lease is modified to provide that a copy of any notices to the Landlord shall also be sent to Landlord’s attorney as follows:

Paul T. Swanicke, Esq.,

Swanicke & Lambariello, LLC

1011 Route 22 West

Suite 100

Bridgewater, NJ 08807

16. Section 44 of the Lease is omitted in its entirety, being the purchase option under the Lease. The parties agree that the Tenant shall not have a purchase option under the lease.

17. Section 45 of the Lease is modified by omitting the Tenant’s right of first refusal provision in its entirety and replacing it with the following Section 45:

“In the event Landlord desires to sell the Premises to a third party at any time during the term of this Lease, Landlord shall notify Tenant in writing of such fact and Tenant shall have the right to make the first offer to purchase the Premises. Tenant shall send written notice to Landlord of Tenant’s offer within ten (10) days after Tenant receives notice from Landlord. Tenant’s notice to Landlord shall contain a signed written contract setting forth the terms of Tenant’s offer together with a check in the amount of the deposit under the contract submitted to Landlord. Landlord shall have the right to either accept or reject the Tenant’s offer. If Landlord rejects Tenant’s offer, or in the event Tenant shall not have given Landlord notice within said ten-day period as aforesaid, Landlord shall have no further obligation to Tenant under this paragraph, and Landlord shall thereafter be free to sell the Premises; subject, however, to this Lease and to the leasehold estate herein granted.

18.	The following provisions are added to the Lease as Section 49 thereof:

19. Arbitration of Disputes. All disputes in connection with this Lease shall be submitted to arbitration in the following manner:

(a)	Parties and Claims. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, or any dispute relating to an alleged default or breach of this Agreement, to the extent that it can be resolved without the joinder of parties not subject to this Agreement, without giving effect to the entire controversy doctrine, unless said parties consent to or are otherwise required to be bound by this Section, shall be resolved by arbitration subject to the terms and conditions set forth herein. No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other matter, an additional person or entity not a party to this Agreement, except by written consent of the parties, and any such other person or entity sought to be joined. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

(b)	Costs. The costs and expenses of the arbitrator, to the extent on obligation of the parties, shall be shared equally except that the amount thereof paid by either party may be the subject of an award of damages for reimbursement by the “Arbitrator”, as herein defined, in the full amount or any part thereof in the discretion of the Arbitrator based on the relevant merits of the position of the parties or the identity of the party deemed to have prevailed.

(c)

Arbitrator. Arbitration shall be conducted by a single Arbitrator. The Arbitrator shall be a former judge of the Superior Court of New Jersey selected from a list of such judges who are members of the Judicial Arbitration Mediation Services - Endispute (hereinafter referred to as “JAMS”), a private alternative dispute resolution provider. The parties shall attempt to reach agreement on the Arbitrator from the list provided by JAMS. If such agreement is not reached within five (5) calendar days of the receipt of such list, the parties shall each select one (1) name from the list and the two (2) persons selected shall choose the Arbitrator from the other names on the list, and their selection shall be bonding on the parties except upon a showing of conflict or bias. If, for any reason, JAMS is unable to, cannot or does not agree to undertake the arbitration in a timely manner, arbitration shall be heard by an arbitrator who is mutually acceptable to the parties, and who shall be selected within five (5) calendar days of the parties learning that JAMS us unable to, cannot or does not agree to undertake the arbitration. If the parties cannot agree upon an Arbitrator within said five (5) calendar days, either party shall have the right to apply to the Superior Court of New Jersey for the appointment of such Arbitrator. Said application may be made, ex parte, by order to show cause on summary application and, with regard thereto, the Parties agree that the counsel named herein for the receipt of notice shall be required to accept service of the summons and process, and, upon the receipt for a complaint filed for the naming of the Arbitrator, the parties shall be deemed hereby to have entered their appearance and waive any objection which they might have to the summary appointment of the Arbitrator by the Court. The court shall select an Arbitrator who shall be a retired Judge of the Superior Court or an attorney licensed to practice law in the State of New Jersey who is a partner in a law firm and who has specialized in the asset sales and business transactions for no less than ten (10) years and who is not and has never been related to or involved with the parties or their attorneys, either personally or professionally, in any way. The decision of the court as to the identity of the arbitrator shall be final and the parties hereby waive their right to appeal such decision except on the grounds of conflict or bias.

(d)	Venue. The arbitration and all proceedings relating thereto shall take place at a location in the County of Somerset, State of New Jersey or such other place reasonably accessible to the parties as selected by the Arbitrator. If, for any reason, the jurisdiction of the Superior Court is invoked, the venue of any such proceeding shall be in Somerset County, New Jersey.

(e)	Governing Law. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as modified herein. The Arbitrator shall resolve disputes as to what can be arbitrated and the validity of the arbitration clause. The arbitration shall be governed by the laws of the State of New Jersey with regard to arbitration practice. The Arbitrator shall render a written decision, shall base the decision on N.J.S.A. 2A:24-1, et. seq. and related judicial precedent (hereinafter referred to as “New Jersey Law”) and shall not have the power to make a legally erroneous award; however, the foregoing shall not be deemed to express the intention of the parties that the grounds for appeal of the Arbitrator’s decision have been expanded beyond the limits set forth in New Jersey Law.

(f)	Enforcement of Judgments. The decision and award rendered by the Arbitrator shall be final. Judgment upon the award rendered by the Arbitrator may be enforced in any court having jurisdiction thereof with jurisdiction and venue as set forth herein and subject hereto as to the law to be applied.

(g)

Procedures. The Arbitrator shall establish the procedures to be followed subject to the provisions hereof. The procedures shall be designed such that the decision of the Arbitrator shall be rendered within sixty (60) days of the appointment of the Arbitrator. Where the remedy of specific performance is being sought by Buyer, the Arbitrator’s decision shall be rendered within said sixty (60) day period, time being of the essence, unless extended in writing by Seller. Requests for arbitration shall be filed with the other party by a notice, in the manner set forth herein, ad with JAMS. A request for arbitration shall be made within a reasonable time after the claim dispute or other matter in question has arisen. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claim dispute or other matter in question would be barred by the applicable statutes of limitations or the terms of this Agreement.

The party seeking arbitration, shall notify the other party of its determination to invoke the provisions hereof within the time prescribed herein, and such notice shall include a detailed and complete statement of the facts and law supporting the claim(s) being asserted with copies of all supporting documents, listing all witnesses and experts with a detailed and complete statement of their anticipated testimony and expert reports.

(h)	Damages. The award of damages shall be limited as set forth in this Agreement except that the Arbitrator shall award reasonable attorney’s fees and costs to the prevailing party (whether the remedy being sought is in damages or specific performance) and, may assess such attorney’s fees and costs, more or less, in the Arbitrator’s sole discretion, based upon the Arbitrator’s view of the extent to which one (1) party or the other prevailed.

20. In the event of any inconsistencies between the Lease and this Modification of Agreement of Lease, the terms of this Modification of Agreement of Lease shall govern and control. In all other respects, the Lease is reinstated and shall be in full force and effect, except as modified as provided herein.

IN WITNESS WHEREOF the parties hereto have executed the within Agreement the day and year first above written.

ATTEST:		LANDLORD

CONJOE REALTY COMPANY, Inc.,
a New Jersey corporation

		By:	/s/ Robert Papandrea
Robert Papandrea, Vice President

By:	/s/ Paul T. Swanicke
Paul T. Swanicke, Esq.

ATTEST:		TENANT

THE TOWN BANK,
A New Jersey corporation

By:	/s/ Angela Bellino	By:	/s/ Robert W. Dowens, Sr.
	Angela Bellino, Secretary		Robert W. Dowens, Sr.
President

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